EXECUTION VERSION
EXHIBIT 4.2
SECOND AMENDMENT TO RIGHTS AGREEMENT
This Amendment No. 2 to the Amended and Restated Rights Agreement, dated as of August 10, 2022 (this “Second Amendment”), is made between New York City REIT, Inc., a Maryland corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement, dated as of August 17, 2020, as amended by Amendment No. 1 thereto, dated as of August 12, 2021 (the “Rights Agreement”);
WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Second Amendment complies with Section 27 of the Rights Agreement; and
WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to extend the term thereof as further described herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.Amendment to the definition of “Final Expiration Date”. The definition of “Final Expiration Date” contained in Section 1.35 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:
“Final Expiration Date” means the date upon which the Rights expire, which is August 18, 2025, unless the Rights are previously redeemed, exchanged or terminated. The Rights Agent will not be deemed to have any knowledge of the Final Expiration Date unless and until it has been notified in writing that the Final Expiration Date has occurred.
2.Amendments to Exhibit B (Form of Right Certificate).
a)The reference to August 16, 2022 in the first line of the legend contained on the top of Exhibit B is hereby changed to August 18, 2025, and all provisions of the first paragraph shall otherwise remain unchanged.
b)The reference to August 16, 2022 in the first sentence of the second full paragraph of Exhibit B is hereby changed to August 18, 2025, and all provisions of the second paragraph shall otherwise remain unchanged.
3.The reference to August 16, 2022 in the second sentence under the heading “EXERCISABILITY OF RIGHTS” of Exhibit C (Summary of Rights to Purchase Preferred Shares) is hereby changed to August 18, 2025, and all provisions under this heading shall otherwise remain unchanged.
4.Except as expressly provided in this Second Amendment, all of the terms and provisions of the Rights Agreement shall remain in full force and effect.
5.This Second Amendment may be executed in any number of counterparts, and each counterpart shall for all purposes be deemed to be an original, and all counterparts shall together constitute but one and the same instrument. A signature to this Second Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.
6.This Second Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except that the rights, duties, immunities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

New York City REIT, Inc.

By:	/s/ Christopher J. Masterson
	Name:	Christopher J. Masterson
	Title:	Chief Financial Officer and Treasurer

Computershare Trust Company, N.A., as Rights Agent

By:	/s/ Rachel Fisher
	Name:	Rachel Fisher
	Title:	Sr. Contract Negotiation Specialist

[NYC – Second Amendment to Rights Agreement]